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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Liberate Technologies
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIBERATE TECHNOLOGIES
2 Circle Star Way
San Carlos, California 94070
September 24, 2003

To Our Stockholders:

        You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Liberate Technologies. The attached Notice and Proxy Statement describe in detail the time, place, and agenda of the meeting.

        Please use this opportunity to take part in Liberate's affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please promptly complete, sign, date, and return the accompanying proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Liberate.

Sincerely,

David Lockwood Chairman and Chief Executive Officer

LIBERATE TECHNOLOGIES
2 Circle Star Way
San Carlos, California 94070
NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
To be held October 28, 2003

To Our Stockholders:

        The 2003 Annual Meeting of Stockholders of Liberate Technologies will be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood Shores, California, on Tuesday, October 28, 2003 at 4:00 p.m. local time for the following purposes:

  1.
  To elect five directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified (or until his or her earlier resignation, death, or removal). At the meeting, our Board of Directors intends to present the following nominees for election as directors:

• David Lockwood • Patrick S. Jones • Robert R. Walker	• Charles N. Corfield • Dr. David C. Nagel
  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the current fiscal year; and

  3.
  To transact any other business that may properly come before the meeting.

        The attached proxy statement provides additional information about the items of business.

Only stockholders of record at the close of business on September 2, 2003 are entitled to vote at the meeting. A list of these stockholders will be available for inspection at our corporate headquarters, located at 2 Circle Star Way, San Carlos, California, during ordinary business hours for the ten-day period prior to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Kent Walker Executive Vice President—Corporate and Legal Affairs, General Counsel, and Secretary
San Carlos, California September 24, 2003

IMPORTANT

Whether or not you plan to attend the meeting in person, please promptly complete, sign, date, and return the accompanying proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

LIBERATE TECHNOLOGIES
2 Circle Star Way
San Carlos, California 94070

PROXY STATEMENT
FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
To be held October 28, 2003

        The Board of Directors of Liberate Technologies, a Delaware corporation, hereby solicits the accompanying proxy for use at the 2003 Annual Meeting of Stockholders to be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood Shores, California, on Tuesday, October 28, 2003, at 4:00 p.m. local time, and at any adjournment or postponement of the meeting. This proxy statement and the accompanying form of proxy were first mailed on or about September 24, 2003 to all stockholders entitled to vote at the meeting. Our 2003 Annual Report on Form 10-K is enclosed with this proxy statement.

PURPOSE OF MEETING

        The specific proposals to be considered and acted upon at the meeting are summarized in the accompanying Notice of 2003 Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

VOTING MATTERS AND SOLICITATION OF PROXIES

Record Date

        Our common stock is the only type of security entitled to vote at the meeting. Only holders of record of our common stock at the close of business on September 2, 2003 (the "record date") will be entitled to vote at the meeting. At the close of business on September 2, 2003, we had 104,006,079 shares of common stock outstanding and entitled to vote.

Quorum Required

        Our bylaws provide that the holders of a majority of the shares of our common stock outstanding on the record date, present in person or represented by proxy, and entitled to vote generally in the election of directors, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Voting Rights

        Each stockholder of record is entitled to one vote for each share of common stock held on the record date. Stockholders may not vote their shares cumulatively. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. If you properly complete and return the enclosed form of proxy, but do not specify voting directions, your proxy will be voted FOR the nominees of the Board (as set forth in Proposal No. 1), FOR Proposal No. 2, and at the discretion of the proxy holders as to any other matter that may properly come before the meeting. All shares represented by a valid and properly completed proxy received prior to the meeting will be voted.

Votes Required

        Proposal 1.    Directors will be elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to elect directors. The five nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors or vote for a greater number of persons than the number of nominees named in this proxy statement. Properly completed proxies that do not specify voting directions will be voted "FOR" the Board's nominees set forth in Proposal No. 1.

        Proposal 2.    Ratification of the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent auditors for the current fiscal year requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as negative votes with regard to this proposal. Broker non-votes will not be counted as having been voted on this proposal and will therefore have no effect on this proposal. Properly completed proxies that do not specify voting directions will be voted "FOR" Proposal No. 2.

Revocability of Proxies and Voting by Beneficial Owners at the Annual Meeting

        If you sign a proxy in the form accompanying this proxy statement, you may revoke it prior to the meeting or at the meeting prior to the vote pursuant to the proxy. You may revoke your proxy by delivering written notice to Liberate stating that the proxy is revoked, by delivering a subsequent proxy to Liberate signed by you, or by attending the meeting and voting in person. Any revocations made prior to the beginning of the meeting should be delivered to our Secretary at our principal executive offices. Please note, however, that if you wish to vote in person at the meeting and your shares are held of record by a broker, bank, or other nominee, you must bring to the meeting a letter from the record holder confirming your beneficial ownership of the shares.

Voting Results

        We will announce the preliminary voting results at the annual meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ending November 30, 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        At the meeting, stockholders will elect directors, who will each serve until the next annual meeting of stockholders and until his successor has been elected and qualified (or until his earlier resignation, death, or removal). Liberate currently has authorized five directors. Our Board of Directors has nominated five persons to stand for election as directors (the "nominees"), all of whom are listed below with their ages as of August 31, 2003, their positions and offices held with Liberate, and certain biographical information. Each nominee for election has agreed to serve if elected, and neither the Board nor Liberate's management has any reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees listed below.

Nominees

Name	Age	Positions and Offices Held with Liberate
David Lockwood(1)	43	Chairman and Chief Executive Officer
Charles N. Corfield(2)(3)(4)	44	Director
Patrick S. Jones(2)(3)(4)	58	Director
Dr. David C. Nagel(4)	58	Director
Robert R. Walker(2)(3)	53	Director

(1)
Member of Secondary Compensation Committee

(2)
Member of Corporate Governance Committee

(3)
Member of Finance and Audit Committee

(4)
Member of Compensation Committee

        David Lockwood has served as Chairman and Chief Executive Officer of Liberate since June 2003 and served as a strategic advisor to Liberate from March 2003 to June 2003. He was an executive officer of InterTrust Technologies Corporation, a provider of digital rights management software, from September 2001 to February 2003, serving in the roles of Chief Executive Officer, President, and Executive Vice Chairman. He also served as a director of InterTrust from October 2000 to January 2003. From January 2000 to October 2001, Mr. Lockwood was the Managing Partner of Reuters Greenhouse Fund, a venture capital firm. Prior to joining Reuters Greenhouse Fund, Mr. Lockwood spent 10 years at Goldman, Sachs & Co., most recently as a Managing Director. Mr. Lockwood currently serves on the Board of Directors of Forbes.com and is a managing member of Lockwood Capital Advisors LLC.

        Charles N. Corfield has served as a director of Liberate since December 1998. Since August 2000, Mr. Corfield has served as Chief Executive Officer of SandCherry Networks, a provider of telecommunications software. Mr. Corfield was previously Managing Director of Lhotse Shar, LLC, a venture/investment company, since 1998, and has been a private investor in a variety of high-technology firms since 1995. Mr. Corfield co-founded Frame Technology, a software company, in 1986 and served as a member of its board of directors and as its Chief Technology Officer until it was acquired by Adobe Systems in 1995. Mr. Corfield also serves as a director of iBasis, a provider of internet-based communication services.

        Patrick S. Jones has served as a director of Liberate since June 2003. Since March 2001, Mr. Jones has been a private investor and a board member of several public and private companies. From June 1998 to March 2001, Mr. Jones served as Senior Vice President and Chief Financial Officer of Gemplus International S.A., a smart card device manufacturer. From June 1992 to June 1998, Mr. Jones served as Vice President and Corporate Controller of Intel Corporation, a semiconductor manufacturer. Mr. Jones also serves on the board of directors of QRS Corporation, a developer of supply chain management software and services for the retailing industry, and Genesys S.A., a conferencing services provider. Mr. Jones is also the chairman of the board of Dione plc, a privately held manufacturer of Electronic Point Of Sale (EPOS) terminals.

        Dr. David C. Nagel has served as a director of Liberate since February 2000. Since August 2001, Dr. Nagel has served as President and Chief Executive Officer of PalmSource, Inc., a Palm OS platform subsidiary of Palm. Before joining PalmSource in August 2001, Dr. Nagel was President of AT&T Labs from April 1996 and AT&T Chief Technology Officer from August 1997 to August 2001. Dr. Nagel also served as Chief Technology Officer of Concert, a joint venture between AT&T and British Telecom, from June 1999 to August 2001. Prior to joining AT&T, Dr. Nagel was a Senior Vice President of Apple Computer, where he led a worldwide research and development group responsible for Macintosh hardware, Mac OS software, imaging, and peripheral products. Before joining Apple's Advanced Technology Group in 1988, Dr. Nagel was a research scientist and head of human factor research at NASA's Ames Research Center. Dr. Nagel also serves as a director of Palm and PalmSource.

        Robert R. Walker has served as a director of Liberate since June 2003. From March 1999 to December 2001, Mr. Walker served as Executive Vice President and Chief Financial Officer of Agilent Technologies, an electronic equipment manufacturing company. Prior to joining Agilent Technologies, Mr. Walker held positions including Vice President, Chief Information Officer and Group Controller at Hewlett-Packard Company, from June 1975 to February 1999. Mr. Walker is also a member of the executive committee of Financial Executives International and a director of Electro Scientific Industries, Inc., a supplier of manufacturing equipment to the global electronics market.

Resignation of Directors

        In June 2003, Mitchell Kertzman and Coleman Sisson resigned as officers and directors of Liberate. In September 2003, Christopher Bowick, a director since November 2001, and Dana Evan, a director since January 2001, also resigned from our Board of Directors and the Board decreased the number of authorized directors to five. Ms. Evan was also a member of the Finance and Audit Committee, the Compensation Committee and the Corporate Governance Committee. The Board of Directors thanks these directors for their valued service to Liberate.

Meetings of the Board of Directors and Board Committees

        During our fiscal year ended May 31, 2003, our Board held nine meetings and acted by written consent in lieu of a meeting on four occasions. During fiscal 2003, each of the directors standing for re-election, during his or her tenure, attended or participated in at least 75% of the aggregate of: (1) the total number of meetings held by the Board, and (2) the total number of meetings held by all Board committees on which such director served. After each regularly scheduled Board meeting, the independent directors of our Board hold a separate meeting that employee and affiliated directors and other members of management do not attend.

        During fiscal 2003, the Board of Directors established a Corporate Governance Committee to identify and nominate candidates for membership on the Board, to assist the Board in succession planning for executive officers, to oversee compliance with Liberate's codes of conduct, and to evaluate Board performance. The Board also eliminated the Independent Committee, transferring its responsibilities for approving related-party transactions to the Finance and Audit Committee, and eliminated the Investment Committee and Executive Committee in order to provide full Board oversight of most corporate activities. The Board currently has the following four standing committees: the Finance and Audit Committee, the Compensation Committee, the Secondary Compensation Committee, and the Corporate Governance Committee.

        Finance and Audit Committee.    During fiscal 2003, the Finance and Audit Committee of the Board held seventeen meetings, including meetings held in connection with the investigation regarding the restatement of Liberate's financial results. The Committee also acted by written consent in lieu of a meeting on one occasion. As specified in its charter, the Finance and Audit Committee's principal functions are:

    •
    To appoint, compensate, and oversee the work of Liberate's independent auditor;

    •
    To oversee Liberate's accounting and financial reporting processes and the audits of Liberate's financial statements;

    •
    To oversee and monitor: (i) the integrity of Liberate's financial statements; (ii) Liberate's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications, independence, and performance; (iv) Liberate's internal auditing function and internal controls; and (v) compliance with Liberate's Code of Business Conduct and Code of Financial Conduct; and

    •
    To update the Board regarding the Committee's activities, advise the Board in detail of its material findings on a periodic basis and, as appropriate, make recommendations for Board action.

        In addition, the Finance and Audit Committee has responsibility for overseeing spending and signature authority levels, reviewing related-party transactions, and maintaining procedures for the confidential reporting of violations of Liberate's policies. During fiscal 2003, the members of the Finance and Audit Committee were Ms. Evan, Mr. Corfield, and Dr. Nagel, and these committee members issued the Finance and Audit Committee Report contained in this proxy statement. The current members of the Finance and Audit Committee are Mr. Walker (chair), Mr. Corfield, and Mr. Jones, each of whom is an independent director. The charter of the Finance and Audit Committee is attached as Appendix A to this proxy statement.

        Compensation Committee.    During fiscal 2003, the Compensation Committee of the Board held five meetings and acted by written consent in lieu of a meeting on nine occasions. The Compensation Committee administers our equity incentive plans and other employee benefit plans and is responsible for designing, evaluating, and approving the compensation plans, policies, and programs of Liberate, especially those regarding executive compensation. Specifically, the Compensation Committee approves all compensation, bonus, and other incentive compensation for Liberate's executive officers and approves any perquisites, equity incentive awards, and special cash payments made or paid to executive officers. During fiscal 2003, the members of the Compensation Committee were Ms. Evan and Mr. Corfield, and these committee members issued the Compensation Committee contained in this proxy statement. The current members of the Compensation Committee are Mr. Corfield (chair), Mr. Jones, and Dr. Nagel, each of whom is an independent director. The charter of the Compensation Committee is attached as Appendix B to this proxy statement.

        Secondary Compensation Committee.    During fiscal 2003, the Secondary Compensation Committee acted by written consent in lieu of a meeting on 17 occasions. The Secondary Compensation Committee administers our 1999 Equity Incentive Plan as to equity incentive awards to employees and consultants who are not officers or directors, in amounts not exceeding 100,000 shares per individual per grant. The sole member of the Secondary Compensation Committee is Mr. Lockwood.

        Corporate Governance Committee.    The Board created the Corporate Governance Committee in fiscal 2003 to identify and nominate candidates for membership on the Board, assist the Board in succession planning for executive officers, oversee compliance with Liberate's codes of conduct, and evaluate Board performance. During fiscal 2003, the Corporate Governance Committee of the Board held three meetings. The current members of the Corporate Governance Committee are Mr. Corfield (chair), Mr. Jones, and Robert Walker, each of whom is considered independent in light of applicable regulatory standards. In May 2003, the Corporate Governance Committee, which was then comprised of Mr. Corfield, Ms. Evan, and Dr. Nagel, participated in reviewing the qualifications and recommending the appointments of Mr. Jones and Mr. Walker, who were appointed to fill vacancies on the Board in June 2003 and who are standing for election at the annual meeting. The Corporate Governance Committee will consider director nominees recommended by our stockholders, provided that any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, including the nominee's consent to serve as a director. To make a director nomination at next year's annual meeting, you must follow the procedures described in this proxy statement under "Stockholder Proposals for the 2004 Annual Meeting." The charter of the Corporate Governance Committee is attached as Appendix C to this proxy statement.

Director Compensation

        In July 2002, in order to retain qualified independent directors, the Board approved the grant of options to purchase 50,000 shares of our stock to each of the four independent Board members, Mr. Bowick, Mr. Corfield, Ms. Evan, and Dr. Nagel. These options have an exercise price of $2.42 per share, which was the closing price of the stock on the date of grant, and vest monthly over four years.

        Through fiscal 2003, except for grants of stock options and the reimbursement of expenses incurred in connection with attendance at Board or committee meetings, our directors generally did not receive compensation for services provided as directors. We also did not pay compensation for committee participation or special assignments of the Board.

        Through fiscal 2003, pursuant to the terms of our 1999 Equity Incentive Plan, upon the conclusion of each of our annual stockholders' meetings, each non-employee director who was to continue to serve as a Board member following the meeting would automatically be granted a fully vested option for 10,000 shares of our common stock, unless the director notified us that he or she was unable to accept such option. The exercise price of each option is equal to the fair market value of our common stock on the option grant date. The options expire on the earlier of the 10-year anniversary of the date of grant or 12 months after a director leaves the Board.

        In August 2003, the Compensation Committee recommended and the Board of Directors adopted the following set of compensation proposals for non-employee directors:

  •
  Each non-employee director will receive $30,000 in annual cash compensation, payable in semi-annual installments and $1,000 for participation in each Board and committee meeting. A director will only qualify for the payments if he or she has attended at least 75% of the meetings of the Board and applicable committees for the six months prior to payment.

  •
  On the date a new non-employee director joins the Board, he or she will receive an award of stock units, which represent Liberate's agreement to issue shares of common stock on a future date. If the director joins the Board between October 1 and March 31, he or she will receive stock units worth $20,000, which will vest as to 50% of the units on the next April 1 and October 1, so long as the director remains on the Board. If the director joins the Board between April 1 and September 30, he or she will receive stock units worth $10,000, which will vest as to 100% of the units on the next October 1.

  •
  On October 1 of each year, each non-employee director will receive an award of stock units worth $20,000, which will vest as to 50% of the units on April 1 and October 1 of the following year, so long as the director remains on the Board.

  •
  Each non-employee director who receives stock units will be required to retain beneficial ownership of at least 50% of the shares issued upon vesting and settlement of the stock units until he or she leaves the Board.

        Directors who are also our employees receive their employee compensation, including equity compensation under our 1999 Equity Incentive Plan, and are also eligible to participate in our other plans and benefits generally available to our employees. Compensation arrangements for directors who are or were employees are described in "Executive Compensation" and in the "Compensation Committee Report."

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
NOMINEES LISTED IN THIS PROXY STATEMENT.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

Proposed Independent Auditors For Fiscal 2004

        The Finance and Audit Committee has selected PricewaterhouseCoopers to serve as our independent auditors for our fiscal year ending May 31, 2004. Stockholder ratification of the selection of PricewaterhouseCoopers as our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. As a result of changes the Board made in fiscal 2003 to the Finance and Audit Committee's charter, the Finance and Audit Committee now has the sole authority to engage or dismiss our independent auditors. If the stockholders fail to ratify the selection of PricewaterhouseCoopers, the Finance and Audit Committee will reconsider its retention of PricewaterhouseCoopers. Even if the selection of PricewaterhouseCoopers is ratified, the Finance and Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Liberate and our stockholders. Unless otherwise instructed, the proxy holders intend to vote all proxies that they receive FOR this Proposal No. 2.

        Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Auditors During Fiscal 2002

        On May 3, 2002, we dismissed our former independent auditors, Arthur Andersen ("Andersen"), and engaged PricewaterhouseCoopers as our new independent auditors for fiscal 2002. In accordance with its then-current charter, the Finance and Audit Committee recommended the dismissal of Andersen and the engagement of PricewaterhouseCoopers, and our Board approved these actions. Following these changes, PricewaterhouseCoopers audited our 2002 financial statements.

        During our two fiscal years ended May 31, 2001, and the subsequent interim period through May 3, 2002, there were: (1) no disagreements between us and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports, and (2) no reportable events described under Item 304(a)(1)(v) of Regulation S-K.

        The audit reports of Andersen on our consolidated financial statements as of and for the fiscal years ended May 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During our two fiscal years ended May 31, 2001, and the subsequent interim period through May 3, 2002, we did not consult with PricewaterhouseCoopers regarding the application of accounting principles to a specific transaction or any matter subsequent to a disagreement with our former independent auditor or any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees For Independent Auditors

        The following table sets forth the aggregate fees billed by PricewaterhouseCoopers for professional services for each of fiscal 2003 and 2002 on behalf of Liberate Technologies and its subsidiaries, as well as out-of-pocket costs incurred in connection with these services:

	2003	2002
Audit Fees
Audit fees(1)	$3,470,521	$75,000
Audit-related fees(2)	$186,200	—

Total Audit Fees	$3,656,721	$75,000
Non-Audit Fees
Tax Services and Compliance Fees(3)	$79,440	—
All Other Fees	—	—

Total Non-Audit Fees	$79,440	—
Total Fees	$3,736,161	$75,000

(1)
Includes fees for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)
Includes accounting consulting related to audits, internal control advisory services, accounting and due diligence services related to corporate transactions, services related to the issuance by PricewaterhouseCoopers of consents to include its audit reports in certain documents, and other services related to the performance of the audit or review of our financial statements.

(3)
Includes fees for tax compliance, tax advice, and tax planning.

        Consistent with our Finance and Audit Committee Charter, all non-audit related services provided by outside accounting firms are pre-approved by our Finance and Audit Committee. In making its recommendation to ratify the appointment of PricewaterhouseCoopers as our independent auditors for fiscal 2004, the Finance and Audit Committee has determined that the non-audit services provided by PricewaterhouseCoopers to Liberate did not impair the independence of PricewaterhouseCoopers.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 2004.

EXECUTIVE OFFICERS

        Our executive officers, their ages, positions with Liberate, and certain biographical information as of August 31, 2003 are as follows:

Executive Officers	Age	Positions and Offices Held with Liberate
David Lockwood *	43	Chairman and Chief Executive Officer
Philip A. Vachon	46	President—Liberate International
Gregory S. Wood	44	Executive Vice President and Chief Financial Officer
Patrick P. Nguyen	36	Executive Vice President—Corporate Development
Kent Walker	42	Executive Vice President—Corporate and Legal Affairs, General Counsel, and Secretary

*
Please see biographical information for Mr. Lockwood in "Proposal No. 1" above.

        Philip A. Vachon was appointed President—Liberate International in April 2003. From November 2002 to April 2003, Mr. Vachon supervised Liberate's worldwide sales organization. From January 2001 to October 2002, Mr. Vachon advised a variety of technology companies. From January 1999 to December 2000, he was Senior Vice President of Worldwide Sales for Liberate and from June 1997 to January 1999, he served as our Senior Vice President of Americas Sales. From March 1987 to June 1997, Mr. Vachon served in various capacities at Oracle, most recently as Vice President of Alliances.

        Gregory S. Wood has been Executive Vice President and Chief Financial Officer of Liberate since June 2003 and served as a strategic advisor to Liberate from March 2003 to June 2003. Previously, he served as Chief Financial Officer of InterTrust, a provider of digital rights management software, from November 2000 to February 2003. Before joining InterTrust, Mr. Wood served as Chief Financial Officer of Network Computing Devices, a computer networking company, from August 1999 to November 2000. Mr. Wood also served as Executive Vice President and Chief Financial Officer, from December 1998 to July 1999, and as Chief Financial Officer, from July 1997 to November 1998, of Sutmyn Storage Corporation, a data storage company. Prior to joining Sutmyn, Mr. Wood served as Senior Vice President—Finance and Managing Director, from April 1996 to June 1997, and as Vice President and Treasurer, from January 1990 to March 1996, of Memorex Telex NV, a supplier of computer networking products and services. Mr. Wood is a certified public accountant.

        Patrick P. Nguyen has been Executive Vice President—Corporate Development since June 2003 and served as a strategic advisor to Liberate from March 2003 to June 2003. Previously, he served as Senior Vice President—Corporate Development and Vice President—Global Alliances of InterTrust from July 1998 to February 2003. From February 1993 to June 1998, Mr. Nguyen was an attorney with Weil, Gotshal & Manges, where he was made a partner in January 1998 and was head of the corporate and technology transaction practice of the firm's Silicon Valley office.

        Kent Walker has been an officer of Liberate since October 2000. He has served as General Counsel and Secretary since joining Liberate, and in June 2003, he became Executive Vice President—Corporate and Legal Affairs. From August 2002 to June 2003, Mr. Walker also served as Chief Financial Officer. Mr. Walker also served as a Senior Vice President of Liberate from January 2001 to August 2002 and as a Vice President from October 2000 to January 2001. Prior to joining Liberate, Mr. Walker served as Associate General Counsel of America Online and Netscape Communications from April 1997 until October 2000. Prior to joining Netscape, Mr. Walker served as Senior Counsel to AirTouch Communications from March 1995 until April 1997. Prior to joining AirTouch

Communications, Mr. Walker served as an Assistant U.S. Attorney with the U.S. Department of Justice from 1990 to 1995.

        Kent Walker is the only executive officer to have a sales plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, for trading in shares of our common stock. No directors have such plans. As permitted by Rule 10b5-1 and our insider trading policy, some or all of our officers and directors may establish these kinds of plans in the future. Each individual's plan will be separate and sales under the plans will not be coordinated.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows how much of our common stock was beneficially owned as of July 31, 2003 by each holder of 5% or more of our common stock, each director, each executive officer named in the summary compensation table, and by all executive officers and directors as a group. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder's address is c/o Liberate Technologies, 2 Circle Star Way, San Carlos, California 94070.

        The options column below reflects shares of common stock that are subject to options or warrants that are currently exercisable or are exercisable within 60 days of July 31, 2003 including those which are not yet vested. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 104,006,079 shares outstanding on July 31, 2003.

Amount and Nature of Beneficial Ownership

Beneficial Owner	Shares	Options	Total	Percent of Class
CCM Master Fund, Ltd.(1)	15,764,621	—	15,764,621	15.2%
David Lockwood(2)	12,032,901	162,500	12,195,401	11.7%
Perry Capital LLC(3)	10,200,000	—	10,200,000	9.8%
OZ Management, L.L.C.(4)	10,096,480	—	10,096,480	9.7%
Highfields Capital Management LP(5)	10,000,000	—	10,000,000	9.6%
Mitchell E. Kertzman(6)	—	2,229,166	2,229,166	2.1%
Christopher J. Bowick(7)	1,043,666	281,249	1,324,915	1.3%
Coleman Sisson(6)	1,299	673,541	674,840	*
Kent Walker	—	204,861	204,861	*
Philip A. Vachon	2,813	177,083	179,896	*
Dr. David C. Nagel	—	159,999	159,999	*
Charles N. Corfield	43,402	74,513	117,915	*
David A. Limp	75,273	—	75,273	*
Dana L. Evan	—	57,916	57,916	*
Donald M. Fitzpatrick	4,313	—	4,313	*
Patrick S. Jones	—	—	—	*
Robert R. Walker	—	—	—	*
All current directors and executive officers as a group (11 persons)(8)	12,089,116	1,103,956	13,193,072	12.6%

*
Less than 1% of our outstanding shares of common stock.

(1)
Includes 15,744,521 shares owned directly by CCM Master Fund, Ltd., 13,600 shares held by Grant R. Coghill, and 6,500 shares held by Grace A. Coghill. Clint D. Coghill is the managing member of

  Coghill Capital Management, L.L.C., an entity that serves as the investment manager of CCM Master Fund, Ltd. Clint D. Coghill also serves as the investment custodian for Grant R. Coghill and Grace A. Coghill. This information is taken from a Schedule 13G/A filed by the beneficial owners on February 20, 2003. The address of CCM Master Fund, Ltd. and the other beneficial owners of these securities is One North Wacker Drive, Suite 4725, Chicago, IL 60606.

(2)
Shares include 3,807,201 shares owned directly by Mr. Lockwood and 8,225,700 shares owned directly by Lockwood Fund LLC. Mr. Lockwood is managing member of Lockwood Capital Advisors LLC, which is the managing member of Lockwood Fund LLC. The address of the principal office of Lockwood Fund LLC and Lockwood Capital Advisors LLC is c/o Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attention: Stuart D. Freedman, Esq.

(3)
The address of Perry Capital LLC is 599 Lexington Avenue, New York, NY 10022.

(4)
The address of OZ Management, L.L.C. is 9 West 57th Street, 39th Floor, New York, NY 10019. This information has been taken from a Schedule 13G filed on July 2, 2003.

(5)
The address of Highfields Capital Management LP is 200 Clarendon Street, 51st Floor, Boston, MA 02116. This information has been taken from a Schedule 13G filed on July 8, 2003.

(6)
As of the date of this proxy statement, the options of Mr. Kertzman and Mr. Sisson had expired.

(7)
Shares include 1,041,666 shares held by Cox Communications (of which Mr. Bowick is an executive officer) and options include warrants held by Cox Communications and its subsidiaries to purchase 266,666 shares exercisable within 60 days of July 31, 2003. Mr. Bowick disclaims beneficial ownership of all warrants and shares held by Cox Communications and its subsidiaries.

(8)
This total excludes all shares and options beneficially owned by Mr. Kertzman, Mr. Sisson, Mr. Limp, and Mr. Fitzpatrick, who were no longer employed by Liberate as of July 31, 2003. It also excludes all shares and options beneficially owned by Mr. Bowick and Ms. Evan, who resigned from the Board in September 2003.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes information about our equity compensation plans as of May 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)(2)	9,746,116	$8.02	15,270,765
Equity compensation plans not approved by security holders(3)(4)	9,462,496	$2.73	650,000	(5)

Total	19,208,612	$5.41	15,920,765

(1)
Includes the 1996 Stock Option Plan, 1999 Equity Incentive Plan, and the 1999 Employee Stock Purchase Plan. No additional options may be issued under the 1996 Stock Option Plan. Under our 1999 Equity Incentive Plan, we may issue awards up to the available plan balance in the form of stock options, restricted shares, stock appreciation rights, and stock units. As of May 31, 2003, no awards, other than the options and purchase rights included in the table above, were outstanding under these plans.

(2)
Each of the 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan contains an automatic share increase provision. Accordingly, the number of shares of common stock reserved for issuance under these plans will automatically increase on each June 1. For our 1999 Equity Incentive Plan, on June 1 of each year the number of shares available increases automatically by the lesser of (a) 5% of our common shares outstanding on the date of increase, or (b) 6,000,000 shares. For our 1999 Employee Stock Purchase Plan, on June 1 of each year the number of shares available for purchase increases automatically by the lesser of (a) 2% of our common shares outstanding on the date of increase, or (b) 1,666,666 shares.

(3)
Includes grants made outside of the 1999 Equity Incentive Plan to executive officers and employees as well as warrant agreements issued to certain network operators. For more details about the grants to executive officers, see "Executive Compensation."

(4)
Excludes options to purchase an aggregate of 888,623 shares at a weighted average exercise price of $6.07 that were outstanding as of May 31, 2003 under equity compensation plans assumed by Liberate in connection with acquisition transactions. We will not grant any additional options under those assumed plans.

(5)
Represents warrants to purchase shares of common stock at a weighted average exercise price of $6.90 that network operators may earn by satisfying specific performance milestones.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following summary compensation table sets forth, for the fiscal years ended May 31, 2001, 2002, and 2003, the compensation earned for services rendered in all capacities to us and our subsidiaries by Mitchell Kertzman, who was our Chief Executive Officer on May 31, 2003, the three other most highly compensated executive officers who were serving as such on May 31, 2003, and two additional individuals that would have been the most highly compensated executive officers if they had been serving as executive officers on May 31, 2003 (collectively, the "named executive officers"). We do not grant stock appreciation rights and have in the past provided no long-term compensation benefits other than stock options. In accordance with the rules of the Securities and Exchange Commission ("SEC"), the table below excludes certain items of compensation paid by us, such as perquisites and other personal benefits or reimbursements that did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officers for such fiscal year.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
							Awards
		Annual Compensation
							Number of Securities Underlying Options
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)
Mitchell E. Kertzman(1) Former Chairman of the Board and Chief Executive Officer	2003 2002 2001	200,220 300,276 300,267		— 160,076 220,152	— — —		— 650,000 200,000	(2) (2)
Coleman Sisson(1) Former President and Director	2003 2002 2001	250,339 250,276 235,684		549,600 394,047 137,595	21,935 — 106,894	(3) (3)	400,000 500,000 130,000
Philip A. Vachon President—Liberate International	2003 2002 2001	329,789 100,212 374,655	(4)	— — —	— — —		1,700,000 — —
Kent Walker Executive Vice President—Corporate and Legal Affairs, General Counsel, and Secretary	2003 2002 2001	248,142 225,276 133,138		— 65,530 21,886	— — —		275,000 230,000 —
Donald M. Fitzpatrick(5) Former Chief Operating Officer	2003 2002 2001	168,513 606,610 487,720	(6) (7) (8)	257,941 372,000 5,642	— — 300	(3)	350,000 200,000 86,000
David A. Limp(5) Former Executive Vice President and Chief Strategy Officer	2003 2002 2001	41,715 250,276 235,689		613,100 362,033 90,636	250,000 — —	(9)	200,000 60,000 105,000

(1)
This executive officer left Liberate after May 31, 2003.

(2)
This option was canceled in fiscal 2003.

(3)
Relocation expenses.

(4)
Includes $179,804 in commissions.

(5)
This executive officer left Liberate during fiscal 2003.

(6)
Includes $31,240 in commissions.

(7)
Includes $371,334 in commissions.

(8)
Includes $262,120 in commissions.

(9)
Severance payments.

Option Grants In Fiscal 2003

        During fiscal 2003, we granted to our employees, including certain of our named executive officers, options to purchase 12,732,157 shares of our stock. The following table sets forth information with respect to stock options granted to each of the named executive officers in fiscal 2003. The exercise price of each option listed below was equal to the fair market value of our common stock on the date of grant. These options vest over three years at the rate of 1/36th per month, except for Mr. Vachon's option, which vests over four years at a rate of 1/48th per month. All stock options listed below have a term of 10 years, subject to earlier termination upon termination of employment.

        The "Potential Realizable Value" columns illustrate the hypothetical gains that would exist for the options at the end of the 10-year term of the option based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the term. The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by SEC rules and do not represent our estimate or projection of future common stock prices. Actual gains, if any, on option exercises will depend on the future performance of our common stock and overall market conditions. The potential realizable values shown in this table may never be achieved.

	Individual Grants
		% of Total Options Granted to Employees In Fiscal Year			Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
	Number of Securities Underlying Options Granted
Name			Exercise Price ($/Share)	Expiration Date
					5%	10%
Mitchell E. Kertzman	—	—	—	—	—	—
Coleman Sisson	400,000	3.14	2.70	6/21/12	679,156	1,721,114
Philip A. Vachon	1,700,000 175,000	13.35 1.37	2.39 2.70	4/14/13 6/21/12	2,555,199 297,131	6,475,376 752,988
Kent Walker	100,000	0.79	1.94	8/15/12	122,006	309,186
Donald M. Fitzpatrick	350,000	2.75	2.70	6/21/12	594,261	1,505,975
David A. Limp	200,000	1.57	2.70	6/21/12	339,578	860,557

        As of the date of this proxy statement, the options issued to Mr. Sisson, Mr. Fitzpatrick, and Mr. Limp in fiscal 2003 had expired following termination of each officer's employment.

Option Exercises in Fiscal 2003 and Fiscal Year-End Option Values

        The following table sets forth information concerning stock option exercises during fiscal 2003 by each of the above-named officers, including the aggregate amount of gains on the date of exercise. The value realized for option exercises is the aggregate fair market value of our common stock on the date of exercise less the exercise price. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options held on May 31, 2003 by each of those officers. Also reported are values for "in-the-money" stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of May 31, 2003. The values for unexercised in-the-money options have not been, and may never be, realized. The fair market value is determined by the closing price of our common stock on May 31, 2003 as reported on the Pink Sheets system, which was $2.68 per share.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
	Number of Shares Acquired on Exercise
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mitchell E. Kertzman	—	—	2,229,166	—	$289,792	$—
Coleman Sisson	—	—	579,930	450,070	—	—
Philip A. Vachon	—	—	35,416	1,664,584	10,271	482,729
Kent Walker	—	—	155,139	266,320	18,500	55,500
Donald M. Fitzpatrick	—	—	—	—	—	—
David A. Limp	—	—	—	—	—	—

        As of the date of this proxy statement, all options held by Mr. Kertzman, Mr. Sisson, Mr. Fitzpatrick, and Mr. Limp had expired following termination of each officer's employment.

Employment Contracts, Termination of Employment, and Change in Control Arrangements

        On October 12, 1998, we entered into an employment agreement with Mitchell E. Kertzman, our former Chief Executive Officer. Mr. Kertzman's annual base salary was $300,000, and he was eligible for a target annual bonus of $200,000, subject to adjustment based on performance measures, with a limit of 125% of the target amount. On October 15, 1998, pursuant to the terms of his employment agreement, we granted Mr. Kertzman an option to purchase 3,333,332 shares of our common stock. This option has expired.

        In January 2001, we entered into employee retention agreements with Mr. Sisson, Mr. Fitzpatrick, and Mr. Limp. Each retention agreement was to provide $818,000 in periodic payments to each officer who achieved two years of continuous service through January 2003. During fiscal 2002, we paid $292,000 to each of these officers under these agreements. During fiscal 2003, Mr. Limp left Liberate as part of a reduction in force and realignment of management roles, which triggered a payment of the remaining $526,000 under his retention agreement. During fiscal 2003, we paid Mr. Fitzpatrick $219,000 under his agreement. In connection with the events leading to the restatement of our financial statements, we terminated Mr. Fitzpatrick's employment on December 27, 2002 before any additional payments were due. During fiscal 2003, we paid Mr. Sisson the remaining $526,000 due under his agreement.

        In connection with Mr. Limp's departure in July 2002, we entered into a separation agreement and mutual release of claims with him. Under the terms of this agreement, we paid Mr. Limp an amount equal to his salary and on-target bonuses for fiscal 2002, in addition to the payment under his retention agreement discussed above. Further, in September 2002, we entered into a consulting agreement with Mr. Limp in which we agreed to pay him not less than $10,000 per month for consulting services. We paid Mr. Limp approximately $123,000 under this consulting agreement, which terminated in March 2003.

        In July 2002, we entered into a new employee retention agreement with each of Mr. Kertzman, Mr. Sisson, Mr. Fitzpatrick, and Kent Walker. Under the terms of these agreements, in the event of a change of control of Liberate that is followed within one year by the officer's actual or constructive termination, the officer would have been guaranteed total payments of twice the officer's total cash compensation in the prior fiscal year, up to a maximum of $750,000. Because there has been no change of control, we have not made any payments under these agreements.

        In July 2002, the Compensation Committee approved a senior management bonus plan under which Mr. Kertzman, Mr. Sisson, and Kent Walker would have been eligible to receive bonuses if Liberate had achieved specified revenue and operating expense targets. Liberate did not make any payments under this bonus plan.

        In July 2002, the Compensation Committee also approved a sales commission plan under which Mr. Fitzpatrick would be eligible to receive commissions based on achievement of revenue and earnings targets. During fiscal 2003, Mr. Fitzpatrick received approximately $31,000 under this plan.

        In November 2002, we entered into a letter agreement with Mr. Vachon in which we agreed to pay him $56,500 per month for advisory services through February 28, 2003. We subsequently extended that agreement through April 11, 2003, at which time Mr. Vachon became President—Liberate International.

        In March and April 2003, we entered into new employee retention agreements with Mr. Lockwood, Mr. Sisson, Mr. Vachon, Mr. Wood, Mr. Nguyen, and Kent Walker. Under the terms of the retention agreements, in the event of a change of control of Liberate that is followed within one year by the executive officer's actual or constructive termination, the executive officer will receive a payment equal to twice his total taxable compensation for the prior fiscal year, with a minimum payment of $500,000 and a maximum payment of $750,000. These agreements superseded the previous retention agreements that we had entered into with Mr. Sisson and Mr. Walker.

        In March 2003, we agreed to amend the terms of outstanding option grants to Mr. Sisson and Kent Walker so that the grants would become fully vested upon certain employment termination events in connection with a change of control of Liberate.

        In June 2003, Mr. Kertzman and Mr. Sisson terminated their employment with Liberate. We entered into an agreement with Mr. Sisson under which he will receive $10,000 per month for his services as an independent contractor and may receive additional compensation. We may terminate this agreement at any time. We also agreed to pay the premiums for Mr. Sisson's health coverage for twelve months.

        The Compensation Committee has the authority under the 1999 Equity Incentive Plan to accelerate the vesting of the shares of common stock subject to outstanding options. Such acceleration may be conditioned on the optionee's termination of employment (whether involuntarily or through a forced resignation) and may be conditioned upon the occurrence of a merger, reorganization, or consolidation or upon a hostile take-over effected through a tender offer or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Compensation for New Executive Officers

        In March 2003, we appointed Mr. Lockwood, Mr. Wood, and Mr. Nguyen as strategic advisors to Liberate, and in June 2003, they became executive officers. In April 2003, we also appointed Mr. Vachon as an executive officer. Each of these new executive officers receives an annual base salary of $250,000 and is eligible for a bonus to be determined by the Compensation Committee. In March 2003, the Compensation Committee granted an option to purchase 1,300,000 shares of our stock at an exercise price of $1.75 per share to each of Mr. Lockwood, Mr. Wood, and Mr. Nguyen. In April 2003, the Compensation Committee granted an option to purchase 1,700,000 shares of our stock at an exercise price of $2.39 per share to Mr. Vachon. Our Compensation Committee granted each of these options outside the 1999 Equity Incentive Plan. Each option vests monthly over four years so long as the recipient provides continuous service to Liberate, and each would become fully vested upon certain employment termination events in connection with a change of control of Liberate.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of our Board was formed in September 1997. For fiscal 2003, the Compensation Committee consisted of Mr. Corfield (chair) and Ms. Evan. Neither Mr. Corfield nor Ms. Evan has ever served as an officer or employee of Liberate or any of our subsidiaries. None of our executive officers has served as a director of a company that had an executive officer who served on our Board.

        In October 1999, the Board of Directors established the Secondary Compensation Committee to administer our 1999 Equity Incentive Plan as to equity awards to employees and consultants who are not officers or directors, in amounts not exceeding 30,000 shares per individual per grant. The Board has increased the approval authority of the Secondary Compensation Committee to permit grants of equity compensation not exceeding 100,000 shares per recipient. Mr. Kertzman was the sole member of the Secondary Compensation Committee until June 9, 2003, at which time Mr. Lockwood became the sole member of that committee.

        The following pages contain a report issued by our Compensation Committee relating to executive compensation for fiscal 2003, a report issued by our Finance and Audit Committee, and a section titled "Stock Price Performance" containing a stock price performance graph. Stockholders should be aware that under Securities and Exchange Commission rules, the report on executive compensation by the Compensation Committee, the Finance and Audit Committee Report, and the stock price performance graph are not deemed to be "soliciting material" or "filed" or incorporated by reference in any past or future filing made by us under the Securities Exchange Act of 1934 or the Securities Act of 1933, except to the extent that we specifically incorporate this information by reference.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board (the "Compensation Committee" or the "Committee") administers our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan and makes all decisions regarding the compensation of our Chief Executive Officer and other executive officers, including approval of salaries, bonuses and other incentive plans, stock options, and other forms of compensation.

        For fiscal 2003, the Committee determined the salary and bonus plan for our CEO and bonus plans for our executive officers based on its subjective judgment and knowledge of competitive compensation levels at similar companies. Among the factors considered by the Committee were the recommendations of the CEO with respect to the bonus compensation of our executive officers. However, the Committee made the final bonus compensation decisions concerning such officers.

        General Compensation Policy.    The Committee's fundamental policy is to offer our executive officers competitive compensation opportunities based upon our financial success and their overall performance. The Committee seeks to have a substantial portion of each officer's compensation contingent upon each of these elements. Accordingly, each executive officer's compensation package consists of: (1) base salary, (2) cash bonus awards, and (3) long-term stock-based incentive awards.

        Base Salary.    The base salary for each executive officer is set on the basis of general market levels and personal experience, expertise, and performance. Each individual's base pay is positioned relative to his or her total compensation package, including cash incentives and long-term incentives.

        Annual Cash Bonuses.    Each executive officer has an established cash bonus target. The annual pool of bonuses for executive officers is distributed on the basis of our achievement of the financial performance targets established for fiscal 2003. Actual bonuses paid are based on a percentage of the individual's base salary. The corporate goals set for the bonuses were based on the achievement of quarterly net revenue and operating expense targets.

        Long-Term Incentive Compensation.    The Committee makes option grants at varying times and in varying amounts at its discretion. Generally, the Committee sets the size of each grant at a level that it deems appropriate to create a meaningful opportunity for stock ownership based upon the recipient's position, potential for future responsibility and promotion, performance in the recent period, and unvested options held. The relative weight given to each of these factors will vary from individual to individual, at the Committee's discretion.

        Each grant that the Committee makes allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a two-to-four-year period, contingent upon the executive officer's continued employment with us. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, any option awarded with an exercise price equal to fair market value will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock appreciates over the option term.

        CEO Compensation.    For fiscal 2003, the Committee renewed the annual base salary of $300,000 for Mr. Kertzman, our Chief Executive Officer. In January 2003, at Mr. Kertzman's request, the Committee reduced his fiscal 2003 base salary to $1.00. As a result, in fiscal 2003, Mr. Kertzman received salary payments of $200,220. The other components of Mr. Kertzman's fiscal 2003 compensation depended entirely upon our financial performance and provided no dollar guarantees. The bonus to be paid to Mr. Kertzman for fiscal 2003 was based on the same incentive plan as all other executive officers. Specifically, the Committee established a target incentive at the beginning of the year that was subject to adjustment based on our performance against quarterly net revenue and operating expense targets. Each year, the annual incentive plan is reevaluated, using new targets for net revenue and operating expenses. In fiscal 2003, Mr. Kertzman did not receive a bonus. For a description of the fiscal 2004 compensation for Mr. Lockwood, our current Chief Executive Officer, see "Executive Compensation—Compensation for New Executive Officers."

        Tax Limitation.    Under the federal tax laws, a publicly held company such as Liberate will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per officer in any year. To qualify for an exemption from the $1.0 million deduction limitation, with respect to equity compensation, our stockholders have limited the maximum number of shares of common stock for which any one participant may be granted stock options per calendar year under our 1999 Equity Incentive Plan. Any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1999 Equity Incentive Plan with an exercise price equal to the fair market value of our common stock on the grant date therefore qualifies as performance-based compensation that will not be subject to the $1.0 million limitation.

COMPENSATION COMMITTEE*
Charles N. Corfield (Chair) Dana L. Evan
*
As of May 31, 2003, the members of the Compensation Committee were Mr. Corfield and Ms. Evan, and these committee members have issued the Compensation Committee Report. As of the date of this proxy statement, the members of the Compensation Committee are Mr. Corfield, Mr. Jones, and Dr. Nagel.

FINANCE AND AUDIT COMMITTEE REPORT

        The Finance and Audit Committee of our Board (the "Committee") represents the Board in overseeing our financial and accounting process, system of internal controls, audit process, legal compliance policies and process, and any related-party transactions. The Committee monitors the performance and independence of the independent auditors who audit our financial statements and the Committee has the sole authority to engage and dismiss our independent auditors. You can find a more detailed description of the functions of the Committee in its charter, attached as Appendix A to this proxy statement.

        The Committee was organized on September 19, 1997. For fiscal 2003, the Committee consisted of Dana L. Evan (chair), Charles N. Corfield, and Dr. David C. Nagel. Each of the members of the Committee is independent, as defined under the listing standards of the Nasdaq National Market.

        Our management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent auditors, PricewaterhouseCoopers, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The Committee has general oversight responsibility with respect to our financial reporting, and reviews the results and scope of the audit and other non-audit services provided by our independent auditors.

        In this context, the Committee has reviewed and discussed the audited financial statements with our management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Codification of Statements on Auditing Standards, AU Section 380). The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has also discussed with the independent auditors their independence from us and our management.

        Based on the review and discussions described in the previous two paragraphs, the Committee and our Board have approved our 2003 audited financial statements for inclusion in our 2003 Annual Report on Form 10-K. The Committee and our Board have also recommended that our stockholders approve the selection of PricewaterhouseCoopers as our independent auditors.

FINANCE AND AUDIT COMMITTEE*
Dana L. Evan (Chair) Charles N. Corfield Dr. David C. Nagel
*
As of May 31, 2003, the members of the Finance and Audit Committee were Ms. Evan, Mr. Corfield, and Dr. Nagel, and these committee members have issued the Finance and Audit Committee Report. As of the date of this proxy statement, the members of the Finance and Audit Committee are Robert Walker, Mr. Corfield, and Mr. Jones.

STOCK PRICE PERFORMANCE

        The graph set forth below compares the cumulative total stockholder return on our common stock between July 28, 1999 (the date our common stock started trading publicly) and May 31, 2003, with the cumulative total return over the same period of (1) the Nasdaq Stock Market-U.S. Index (the "Nasdaq US Index") and (2) the Nasdaq Computer & Data Processing Services Index (the "Nasdaq Industry Index"). In previous years, we used the J.P. Morgan H&Q Technology Index as our industry index for this graph. Because this index was terminated in March 2002, we replaced it with the Nasdaq Industry Index. This graph assumes the investment of $100 on July 28, 1999 in our common stock, the Nasdaq Stock Market Index, and the Nasdaq Industry Index, and assumes the reinvestment of any dividends.

        The comparisons shown in the graph below are based upon historical data. The stock price performance shown in the graph below does not indicate or forecast the potential future performance of our common stock. We obtained the information used in the graph with respect to the Nasdaq U.S. Index and the Nasdaq Industry Index from CRSP, a source we believe to be reliable, but we are not responsible for any errors or omissions in such information.

Value of $100 Investment at Close of Market on Dates Indicated ($)

Date	Liberate Common Stock	Nasdaq US Index	Nasdaq Industry Index
07/28/1999	$100	$100	$100
08/31/1999	129	102	102
11/30/1999	626	123	134
02/29/2000	1,000	172	188
05/31/2000	229	125	120
08/31/2000	302	156	147
11/30/2000	104	96	89
02/28/2001	93	79	73
05/31/2001	83	78	74
08/31/2001	141	67	57
11/30/2001	90	71	63
02/28/2002	73	64	60
05/31/2002	40	60	49
08/30/2002	19	49	43
11/29/2002	14	55	52
02/28/2003	18	50	45
05/30/2003	26	59	51

        Our common stock began trading publicly on July 28, 1999 at a price of $8.00 per share (as adjusted to reflect a 2-for-1 stock split effective January 2000.) The graph above, however, uses an initial measurement point of $10.1875 per share (as adjusted to reflect the 2-for-1 stock split), the closing price of our stock on July 28, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        From June 1, 2002 to the date of this report, there have not been any transactions, and there are currently no proposed transactions involving more than $60,000 to which we were a party and in which any executive officer, director, or 5% beneficial owner of our common stock (or any family member of any of them) had or has a material interest, except as described above in "Executive Compensation" or below in this section.

Indebtedness of Management

        In 2001, we extended loans in the principal amount of $500,000 to each of Mr. Limp, Mr. Fitzpatrick, and Mr. Sisson. Each loan carried an interest rate of 5.9% compounded annually and was due two years from issuance. In July 2002, Mr. Limp repaid the full principal and interest due under his promissory note. In November 2002, Mr. Fitzpatrick repaid $275,000 of the principal amount of his promissory note. According to the terms of Mr. Fitzpatrick's promissory note, his outstanding balance of $225,000 and all accrued interest was due and payable 60 days from December 27, 2002, the date of the termination of his employment. As of the date of this proxy statement, Mr. Fitzpatrick has not repaid this loan. In January 2003, Mr. Sisson repaid the full principal and interest of $561,000 due under his promissory note.

Indemnification of Directors and Executive Officers

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law for certain liabilities, to which they may become subject as a result of their affiliation with us. Pursuant to these indemnification agreements, we are paying the legal fees for several former executive officers in connection with the pending securities litigation and the investigations arising out of the restatement of our financial statements.

        Our certificate of incorporation and bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  •
  For any breach of the director's duty of loyalty to us or our stockholders;

  •
  For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  In respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  For any transaction from which the director derives any improper personal benefit.

        Our certificate of incorporation provides that no repeal or amendment of its indemnification provisions may adversely affect any then-existing right or protection of a director or increase the liability of a director with respect to anything that occurred before such repeal or modification. The foregoing provisions of the certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

  •
  We are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law;

  •
  We may, in our discretion, indemnify other officers, employees, and agents as provided by Delaware law;

  •
  To the fullest extent permitted by Delaware law, but subject to various exceptions, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding;

  •
  The rights conferred in the bylaws are contract rights of the indemnified party and are not exclusive; and

  •
  We are authorized to maintain insurance to protect ourselves and our directors, officers, employees, and agents.

Transactions with Oracle

        In December 1995, we began operations as a division of Oracle. In January 2001, we entered into a standstill agreement with Delphi Asset Management (a wholly owned subsidiary of Oracle that held the shares) and two co-trustees pursuant to which Delphi Asset Management agreed not to acquire any more of our common stock, not to sell or encumber the shares of our common stock beneficially owned by it except in certain limited ways, and not to seek to control or influence the management or business of Liberate. As of May 31, 2003, Oracle beneficially held approximately 32% of our outstanding common stock, held in trust. In July 2003, Delphi Asset Management filed a Form 4 with the SEC disclosing that it had disposed of all of its shares of our common stock, and the standstill agreement terminated in June 2003.

        In August 1998, we entered into a Technical Support Services Agreement with Oracle. The Technical Support Services Agreement describes the terms under which technical support services for Oracle products may be provided when licensed by us or by our distributors, and technical support for our products may be provided when licensed by Oracle or its distributors. The agreement provided for four one-year automatic renewals following the initial one-year term. During fiscal 2003, under this agreement or otherwise, we made no commissions or other payments to Oracle and Oracle made no royalty or other payments to us. We believe that the terms of our agreement with Oracle is at least as favorable to us as one that could have been obtained in arm's-length transactions.

        We routinely enter into commercial transactions with Oracle relating to licenses of its financial application and database products and associated training, support, and services. We believe that the terms of these agreements with Oracle are at least as favorable to us as those that could have been obtained in arm's-length transactions.

Transactions with Cox Communications

        Christopher Bowick, who was a member of our Board during fiscal 2003, also serves as an executive officer of Cox Communications. Cox is both a significant customer and a stockholder, currently owning less than five percent of our outstanding stock. In fiscal 2000, we entered into an agreement with Cox for the license of our software products and for the provision of services. The agreement, which is still in effect, also provided that Cox would have the right to test our software free of charge and without any commitment to deploy services using our technology. Under the agreement, Cox paid us $6.0 million in prepaid licenses and services, and Cox is entitled to receive the benefits of any more favorable terms and conditions that we may grant to any other North American network operator. Total revenues from Cox, before taking into account warrant-related offsets, were $2.8 million in fiscal 2002 and $1.6 million in fiscal 2003. Net revenues from Cox, including the impact of warrant-related offsets, were $1.6 million in fiscal 2002 and $410,000 in fiscal 2003. In addition, under the commercial agreement, we were required to issue warrants to Cox. These warrants vest according to milestones established in the commercial agreement to motivate Cox to deploy our products. We initially reserved 933,332 shares of our common stock for issuance to Cox under these warrants. Warrants to purchase 266,666 shares have been earned, warrants to purchase 266,666 shares have expired, and warrants to purchase 400,000 shares may be earned in the future. The exercise price of these warrants is $6.90 per share. In addition, Cox paid us $64,000 in fiscal 2002 and $285,000 in fiscal 2003 related primarily to services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The members of our Board, our executive officers, and persons who hold more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based solely on our review of (1) copies of Section 16(a) reports that we received from these persons regarding transactions in our common stock during fiscal 2003 and (2) written representations that we received from our executive officers and directors that no annual Form 5 reports were required to be filed by them for fiscal 2003, we believe that our executive officers, Board members, and greater-than-ten-percent stockholders met all reporting requirements under Section 16(a) for fiscal 2003 in a timely manner, except that Paolo Battaglini filed a late Form 3.

ADDITIONAL INFORMATION

        Annual Report.    Our annual report to stockholders is being mailed to you with this proxy statement. We have filed our Annual Report on Form 10-K for the year ended May 31, 2003 with the Securities and Exchange Commission. It is available at the SEC website at www.sec.gov. Upon written request, we will mail you without charge a copy of our Annual Report on Form 10-K for the year ended May 31, 2003 without exhibits. Send your requests to Liberate Technologies, 2 Circle Star Way, San Carlos, California 94070, Attention: Finance Department.

        Stockholder Proposals for the 2004 Annual Meeting.    Any stockholder who wishes to submit a proposal for presentation at our 2004 Annual Meeting must submit it to us by May 28, 2004, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting. Address all stockholder proposals to Liberate Technologies, 2 Circle Star Way, San Carlos, California 94070, Attn: General Counsel. Any stockholder who intends to present a proposal to us at our 2004 meeting without including that proposal in our proxy materials must provide advance notice of the proposal to us at this address not earlier than July 11, 2004 nor later than August 10, 2004. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the SEC.

        Proxy Solicitation Costs.    This proxy solicitation is made and paid for by Liberate Technologies. We have not retained a proxy solicitor to assist with this meeting. Our directors, officers, and employees (acting without additional compensation) may assist in soliciting proxies. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. We may supplement the original solicitation of proxies by further solicitation by mail, telephone, email, or direct contact.

OTHER MATTERS

        The Board knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, the Board intends that the persons named in the proxies received by Liberate will vote upon those matters in accord with their best judgment.

By Order Of The Board Of Directors,

Kent Walker Executive Vice President—Corporate and Legal Affairs, General Counsel, and Secretary

San Carlos, California
September 24, 2003

Whether or not you plan to attend the meeting in person, please promptly complete, sign, date, and return the accompanying proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the meeting.

Appendix A

LIBERATE TECHNOLOGIES

Finance and Audit Committee Charter

        This Finance and Audit Committee Charter was adopted by the Board of Directors (the "Board") of Liberate Technologies ("Liberate") on April 3, 2003.

I.     PURPOSE

        The purpose of the Finance and Audit Committee (the "Committee") is to:

  •
  Appoint, compensate, and oversee the work of Liberate's independent auditor;

  •
  Oversee Liberate's accounting and financial reporting processes and the audits of Liberate's financial statements;

  •
  Oversee and monitor: (i) the integrity of Liberate's financial statements; (ii) Liberate's compliance with legal and regulatory requirements; (iii) the independent auditor's qualifications, independence, and performance; (iv) Liberate's internal auditing function and internal controls; and (v) compliance with Liberate's Code of Business Conduct and Code of Financial Conduct;

  •
  Prepare the report that the Securities and Exchange Commission (the "SEC") requires be included in Liberate's annual proxy statement;

  •
  Update the Board regarding the Committee's activities, advise the Board in detail of its material findings on a periodic basis and, as appropriate, make recommendations for Board action; and

  •
  Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters.

        In addition, the Committee will undertake those specific responsibilities listed below and such other responsibilities delegated to it by the Board from time to time consistent with Liberate's bylaws.

        The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise will be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder will be at the Committee's sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee will have and may exercise all the powers and authority of the Board.

Each member of the Committee will be entitled to rely on the integrity of Liberate employees and of the professionals and experts (including Liberate's internal auditor or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services (the "internal auditor") and Liberate's independent auditor) from whom the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons.

II.    ORGANIZATION AND MEMBERSHIP

        The Committee will consist of at least three members who meet the independence requirements of the SEC and the Nasdaq Stock Market or such other market or exchange on which Liberate's securities are listed or quoted. Members of the Committee, and the Chair of the Committee, will be appointed and replaced by the Board.

        Each member of the Committee must be able to read and understand fundamental financial statements, including corporate balance sheet, income statement, and cash flow statement. At least one member of the Committee must have either: (i) past employment experience in finance or accounting; (ii) requisite professional certificate in accounting; or (iii) a background, including experience as a principal financial officer or other senior officer with financial oversight responsibilities, that provides a sophisticated understanding of complex financial issues.

III.  RESPONSIBILITIES AND AUTHORITY

        The Committee's responsibilities and authority will be as follows:

  Interaction with the Independent Auditor

        1.    Approval and Oversight of Audit and Audit-related Services.    The Committee will be directly responsible and have sole authority for the appointment, compensation, retention, and oversight of the independent auditor in its preparation and issuance of audit reports, review of financial statements, and related work. The independent auditor will report directly to the Committee, and the Committee will have the authority to resolve any disagreements between management and the independent auditor regarding financial reporting.

        2.    Pre-Approval of Non-Audit Services.    The Committee will pre-approve the engagement of the independent auditor to perform non-audit-related services, with a reasonable degree of specificity as to both the nature of such services and the amount of such services relative to the amount of audit-related services provided.

        3.    Independence of Independent Auditor.    The Committee will, at least annually, review* the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor's senior personnel providing audit services to Liberate. In conducting its review:

            (i)  The Committee will review the most recent peer review of the independent auditor conducted by the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board or comparable publicly available reports.

*
The term "review," when used in this Charter to refer to the responsibilities of the Committee, is not intended to have the meaning given that term in the professional auditing literature, including Statement of Accounting Standards No. 71. The members of the Committee are not independent auditors, and the term "review" should not be interpreted to suggest that the Committee members can or should follow procedures required of independent auditors performing a review of financial statements.

           (ii)  The Committee will ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and Liberate, consistent with Independence Standards Board Standard 1. The Committee will actively discuss with the independent auditor with respect to any disclosed relationships or services that may affect its objectivity or independence. If the Committee determines that further inquiry is advisable, it will take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence.

          (iii)  The Committee will confirm that the independent auditor complies with the partner rotation requirements established by the SEC.

          (iv)  The Committee will consider whether the independent auditor's provision of any non-audit services to Liberate is compatible with maintaining its independence.

  Annual Financial Statements and Annual Audit

        4.    Meetings with Management, the Independent Auditor, and the Internal Auditor.

            (i)  The Committee will meet with management, the independent auditor, and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed, and the staffing of the audit.

           (ii)  The Committee will review and discuss with management and the independent auditor: (A) material issues regarding accounting principles, financial statement presentation (including any changes in Liberate's selection or application of accounting principles), and the adequacy of Liberate's internal controls; and (B) any significant financial reporting issues raised and judgments made in connection with the preparation of Liberate's financial statements

          (iii)  The Committee will review and discuss with management and the independent auditor the annual audited financial statements, including Liberate's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the disclosures regarding the effectiveness of Liberate's internal controls and disclosure controls and procedures.

          (iv)  The Committee will review annual audits of Liberate's employee benefit plans (including any subsidiaries) and of Liberate's pension plans to determine that procedures have been adopted to ensure compliance with all relevant laws and regulations.

        5.    Separate Meetings with the Independent Auditor.

            (i)  The Committee will review with the independent auditor any problems or difficulties that the independent auditor identifies during the course of its audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management. Among the items that the Committee should consider reviewing with the independent auditor are: (A) any accounting adjustments that were noted or proposed by the independent auditor but were "passed" (as immaterial or otherwise); (B) any communications between the independent auditor's local engagement team and the independent auditor's national office with respect to auditing or accounting issues presented by the engagement; (C) Liberate's primary internal control risks and areas of financial reporting weaknesses, and how they can be improved; (D) any unusual or unusually large transactions which require further investigation; (E) an assessment of whether Liberate's financial reporting polices are aggressive or conservative; (F) any disagreement with management regarding financial reporting; and (G) any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to Liberate. The Committee will obtain from the independent auditor assurances that Section 10A(b) of the Securities Exchange Act of 1934, as amended, has not been implicated.

           (ii)  The Committee will discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed between management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of Liberate, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor's engagement letter, independent auditor's independence letter, schedule of unadjusted audit differences, and a listing of adjustments and reclassifications not recorded, if any.

          (iii)  The Committee will discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as then in effect.

        6.    Recommendation to Include Financial Statements in Annual Report.    The Committee will, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in Liberate's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Quarterly Financial Statements

        7.    Meetings with Management, the Independent Auditor, and the Internal Auditor.    The Committee will review and discuss with management, the internal auditor, and the independent auditor Liberate's quarterly financial statements, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the disclosures regarding the effectiveness of Liberate's internal controls and disclosure controls and procedures.

  Internal Audit

        8.    Appointment.    The Committee will oversee the appointment and replacement of an internal auditor and recommend any required changes to the internal auditor's duties and responsibilities. The internal auditor will report directly to the Committee, with a dotted-line reporting relationship to the Chief Financial Officer for administrative purposes. The Committee will set the internal auditor's compensation and terms of employment.

        9.    Separate Meetings with the Internal Auditor.    The Committee will meet periodically with Liberate's internal auditor to discuss the internal audit plan, including responsibilities and budget, and any issues that the internal auditor believes warrant the Committee's attention. The Committee will also discuss with the internal auditor: (i) the strengths and weaknesses of Liberate's internal financial controls; (ii) the efforts undertaken to uncover "side deals" or undisclosed commitments, and the result of those efforts; and (iii) the extent to which Liberate's financial reporting policies are unusually aggressive or conservative. The Committee will discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

  Operations

        10.    Separate Meetings with Management.    The Committee will meet periodically with Liberate's management to review: (i) Liberate's budgets and forecasts, and the extent to which current operations are meeting such budgets and forecasts; (ii) regulatory compliance; and (iii) management's responses to the recommendations of the independent and internal auditors.

        11.    Revenue Recognition.    The Committee will at least annually review Liberate's revenue recognition manual and recommend any required changes to the Finance organization. The Chief Financial Officer will report to the Committee each quarter as to any significant issues regarding the implementation of Liberate's revenue recognition policies.

        12.    Approval and Authority Levels.    The Committee will oversee and revise, as needed, Liberate's spending, signature, and compensation approval authority levels and policies. The Committee will approve in advance any reciprocal transaction that is likely to involve revenue in excess of $100,000, and will regularly review Liberate's investments, focusing on any investments with entities that may directly or indirectly generate revenue for Liberate. The Committee will review any agreement involving revenue in excess of $500,000 (or such other level as the Committee may subsequently determine) with the Chief Financial Officer or the internal auditor or both.

        13.    Compliance with Laws.    The Committee will review and discuss with management and the independent auditor Liberate's policies designed to identify any unaccounted-for or off-book transactions and prevent and identify payments in violation of applicable laws and standards of business that are intended to influence employees of potential customers to purchase Liberate's products (e.g., commercial bribes or kickbacks).

        14.    Risk Management.    The Committee will discuss with management Liberate's significant business and financial risk exposures and the actions management has taken to monitor and limit such exposures. The Committee will review annually the adequacy of Liberate's insurance policies.

  Other Responsibilities and Authority

        15.    Earnings Releases.    The Committee will discuss in advance with management and the independent auditor Liberate's earnings press releases (with particular focus on any non-GAAP financial information), as well as financial information and earnings guidance provided to analysts and rating agencies.

        16.    Codes of Conduct.    The Committee will, at least annually, consider and discuss with management and the independent auditor Liberate's Code of Business Conduct and Code of Financial Conduct, and will oversee the administration and enforcement of these Codes.

        17.    Related-Party Transactions.    The Committee will review all related-party transactions outside the scope of the Compensation Committee's responsibilities to ensure that they are in Liberate's best interests. "Related-party transactions" will include those transactions described in Item 404(a), (b), and (c) of Regulation S-K under the federal securities laws and those transactions with a related party (as such term is defined in Statement of Financial Accounting Standards No. 57) that must be specifically disclosed in Liberate's financial statements or notes thereto pursuant to GAAP. Only members of the Committee who will derive no direct or indirect benefit from a specific related-party transaction may discuss the transaction or vote to approve it.

        18.    Third-Party Communications.    The Committee will discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints regarding the integrity of Liberate's financial statements or accounting procedures, or any published reports that raise material issues regarding Liberate's financial statements, financial reporting process, accounting policies, or internal audit function.

        19.    Legal Matters.    The Committee will discuss with Liberate's General Counsel or outside counsel any legal matters brought to the Committee's attention that could reasonably be expected to have a material impact on Liberate's financial statements.

        20.    Procedures to Report Complaints or Concerns.    The Committee will maintain and publicize procedures for the confidential and anonymous submission by employees of complaints regarding improper financial or accounting matters or other violations of company policies. The Committee will oversee any investigations prompted by any complaints regarding financial or accounting improprieties, and will seek to ensure that no retaliatory action is taken against any person for reporting suspected wrongdoing.

        21.    Audit Committee Report in Proxy Statement.    The Committee will oversee the creation of and approve a report regarding the audited financial statements required by Item 306 of Reg. S-K for inclusion in each of Liberate's annual proxy statements.

        22.    Reports to the Board.    The Committee will regularly discuss with the Board any issues regarding the quality or integrity of Liberate's financial statements, Liberate's compliance with legal or regulatory requirements and company policies, the performance and independence of Liberate's independent auditor, the performance of Liberate's internal audit function, or any other matter the Committee determines is necessary or advisable to report to the Board.

        23.    Protection of Technology and Intellectual Property.    The Committee will at least annually review the adequacy of the measures to protect Liberate's technology, including physical security and the protection and enforcement of patents, copyrights, trademarks, and trade secrets.

IV.    MEETINGS AND PROCEDURES

        The Committee will meet at least four times annually, including prior to the commencement of the annual audit and prior to the completion of the annual audit, and more frequently as necessary to act upon any other matters within its jurisdiction under this Charter. At each meeting, the Committee will have an opportunity to meet in executive session, to speak with the independent auditor without the presence of management, and to speak with Liberate's Chief Financial Officer, Controller, or both without the presence of other Liberate management. The Committee may take action by unanimous written consent.

        The Committee will have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, who will report directly to the Committee.

        The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to it.

        Minutes will be kept of each meeting of the Committee and will be provided to each member of the Board upon request. The Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board of Directors.

        This Charter will be filed with the SEC as part of Liberate's annual proxy statement and will also be available on Liberate's website.

Appendix B

LIBERATE TECHNOLOGIES

Compensation Committee Charter

        This Compensation Committee Charter was adopted by the Board of Directors (the "Board") of Liberate Technologies ("Liberate") on April 3, 2003.

I.     PURPOSE

        The purpose of the Compensation Committee (the "Committee") is to design (in consultation with management or the Board), evaluate, and approve the compensation plans, policies, and programs of Liberate, especially those regarding executive compensation. The Committee will also oversee the creation of an annual report on executive compensation for inclusion in Liberate's annual proxy materials.

        The Committee will seek to ensure that compensation programs will encourage high performance, promote accountability, and align employee interests with the interests of Liberate's stockholders.

        The Committee will have the authority to undertake the specific duties and responsibilities described below and the authority to undertake any other duties assigned by law, Liberate's charter or bylaws, or the Board.

II.    ORGANIZATION AND MEMBERSHIP

        The Committee will consist of at least two members who (1) qualify as independent under the requirements of the SEC and the Nasdaq Stock Market (or its successor) or such other market or exchange on which Liberate's securities are listed or quoted; (2) be a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (3) be an "outside director" under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended; and (4) be otherwise free from any relationship that, in the business judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member. Members of the Committee, and the Chair of the Committee, will be appointed and replaced by the Board.

III.  RESPONSIBILITIES AND AUTHORITY

        The responsibilities and authority of the Committee will be to:

  1.
  Administer Liberate's 1999 Employee Stock Purchase Plan (the "Purchase Plan"); administer Liberate's 1999 Equity Incentive Plan (the "Equity Plan") and grant any award permitted thereunder; and administer and grant any awards permitted under any future, active equity plans of Liberate ("Future Equity Plans") except as noted below.

  2.
  Commission any necessary studies or surveys concerning the levels of executive compensation payable in the industry in which Liberate is engaged and in other related industries and obtain recommendations from outside consultants concerning competitive pay programs, as appropriate.

  3.
  Approve any amendments to the Purchase Plan, Equity Plan, and any Future Equity Plans for which shareholder approval is not required, except that it will not have the authority to increase the share reserve under any plan.

  4.
  Oversee the preparation of reports on executive compensation and option repricings required by Item 402 of Regulation S-K.

  5.
  Review and approve all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for Liberate's executive officers, and authorize all awards to such individuals under those programs. The Committee will approve all perquisites, equity incentive awards, and special cash payments (including relocation expenses) made or paid to executive officers and directors.

  6.
  At its discretion, delegate the award of equity compensation to non-executive officers to a Secondary Compensation Committee consisting of Liberate's Chief Executive Officer.

  7.
  Establish annual and long-term performance goals for the Chief Executive Officer and evaluate his or her performance against such goals, taking into account the performance of Liberate's peer companies.

  8.
  Review annually the compensation of Directors, and make recommendations to the Board as to any changes it deems appropriate.

  9.
  Oversee all of Liberate's employee benefit plans, including any Internal Revenue Code Section 401(k) savings plan (a "401(k) Plan"), any Internal Revenue Code Section 125 cafeteria benefit plan, any profit-sharing program (whether payable on a current or deferred basis), and all pension and other deferred compensation plans. Regular administration will be performed by management and, in the case of any 401(k) Plan, the 401(k) Administrative Committee previously established by the Committee.

IV.    COMPENSATION PRINCIPLES

        The Committee will make compensation decisions based on the following principles:

  •
  Compensation arrangements will incentivize and encourage retention of those employees who enhance Liberate's performance;

  •
  Compensation arrangements will promote ownership of Liberate's stock and equity to align the interests of management and stockholders;

  •
  Compensation arrangements will maintain an appropriate balance between base salary and long-term and annual incentive compensation;

  •
  Compensation arrangements will take into consideration the recent compensation history of the executive, including special or unusual compensation payments; and

  •
  Incentive compensation plans for senior executives will link pay to achievement of corporate goals set in advance by the Committee.

V.     MEETINGS AND PROCEDURES

        The Committee will meet at least twice each calendar year in executive session, without the Chief Executive Officer or any employee Directors present.

        The Committee will meet with the Chief Executive Officer at the start of each fiscal year to discuss the incentive compensation programs to be in effect for such fiscal year and the performance targets triggering payout under those programs. At the end of each fiscal year, the Committee will meet to review performance under those programs and award discretionary bonuses thereunder. At that time, the Committee will also review base salary levels and approve changes. The Committee will also review at least annually Liberate's employee benefit plans. The Committee will convene as necessary to act upon any other matters within its jurisdiction under this Charter and may take action by unanimous written consent.

        The Committee may retain legal and compensation advisors of its choice, who will report directly to the Compensation Committee.

        Minutes will be kept of each meeting of the Committee and will be provided to each member of the Board upon request.

        This Charter will be filed with the SEC as part of Liberate's annual proxy statement and will also be available on Liberate's website.

Appendix C

LIBERATE TECHNOLOGIES

Corporate Governance Committee Charter

        This Corporate Governance Committee Charter was adopted by the Board of Directors (the "Board") of Liberate Technologies ("Liberate") on April 3, 2003.

I.     PURPOSE

        The purpose of the Corporate Governance Committee (the "Committee") is to:

  •
  Identify and nominate potential candidates for membership on the Board and make recommendations regarding overall Board composition;

  •
  Assist the Board in succession planning for executive officers;

  •
  Oversee compliance with Liberate's Code of Business Conduct and Code of Financial Conduct; and

  •
  Recommend performance criteria and conduct evaluations of Board performance.

II.    ORGANIZATION AND MEMBERSHIP

        The Committee will consist of at least two members. Each member will satisfy the independence requirements of the SEC and the Nasdaq Stock Market (or its successor) or such other market or exchange on which Liberate's securities are listed or quoted. Members of the Committee, and the Chair of the Committee, will be appointed and replaced by the Board.

III.  RESPONSIBILITIES AND AUTHORITY

        The responsibilities and authority of the Committee are to:

  1.
  Consider and make recommendations to the Board concerning the appropriate size and needs of the Board and the size and membership composition of the Board committees;

  2.
  Meet with each prospective new Board member prior to his or her nomination to the Board and recommend to the Board directors for appointment and nomination for shareholder election, in compliance with the selection criteria outlined below;

  3.
  Oversee and provide criteria for the Board's annual review of the performance of Directors (which criteria will include that nature and amount of individual Directors' participation in Board and committee affairs, as well as whether the Board collectively has the necessary diversity of skills, backgrounds and experience to meet Liberate's ongoing needs);

  4.
  Review Liberate's management and make appropriate recommendations for improving performance;

  5.
  Review periodically with the Chairman of the Board and the Chief Executive Officer the succession plans relating to positions held by executive officers, and make recommendations to the Board with respect to the selection of individuals to occupy those positions;

  6.
  Consider other policies relating to the Board and Directors; and

  7.
  Periodically report to the Board on findings and actions.

C-1

IV.    BOARD MEMBER SELECTION CRITERIA

        Non-employee Board member candidates must meet the independence requirements of the Nasdaq Stock Market or such other market or exchange on which Liberate's securities are listed or quoted. The Committee will nominate candidates for consideration by the Board on the basis of their character, judgment, business and financial experience and acumen, board experience, and willingness to devote the necessary time to Board affairs.

        The Committee has the sole authority to retain and terminate search firms to be used to identify director candidates.

V.     MEETINGS AND PROCEDURES

        The Committee will hold meetings as and when the Committee deems it appropriate to do so and may take action by unanimous written consent. The Committee will have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, which advisors will report directly to the Committee.

        Minutes will be kept of each meeting of the Committee and will be provided to each member of the Board upon request. The Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board of Directors.

        This Charter will be filed with the SEC as part of Liberate's annual proxy statement and will also be available on Liberate's website.

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	DETACH HERE	ZLBAC2
PROXY	LIBERATE TECHNOLOGIES 2 Circle Star Way, San Carlos, CA 94070	PROXY
This Proxy is Solicited on Behalf of the Board of Directors of Liberate Technologies for the Annual Meeting of Stockholders to be held on October 28, 2003

The undersigned holder of common stock, par value $.01, of Liberate Technologies ("Liberate") hereby appoints David Lockwood and Kent Walker, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of Liberate that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, October 28, 2003, at 4:00 p.m. local time, at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood Shores, California, and at any adjournment or postponement of the Annual Meeting. We first mailed this form of proxy and the accompanying Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K to our stockholders on or about September 24, 2003.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR Proposal 2, and at the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Liberate either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS CARD USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LIBERATE TECHNOLOGIES
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

		DETACH HERE	ZLBAC1
☒	Please mark votes as in this example.		#LBA

LIBERATE TECHNOLOGIES

					FOR	AGAINST	ABSTAIN
1.	To elect the following directors, each to serve for a term ending upon the 2004 Annual Meeting of Stockholders, and until his or her successor is elected and qualified (or until his or her earlier resignation, death or removal):		2.	To ratify the selection of PricewaterhouseCoopers LLP as Liberate's independent auditors for the fiscal year ending May 31, 2004.	☐	☐	☐
	Nominees:	(01) David Lockwood, (02) Charles N. Corfield, (03) Patrick S. Jones, (04) Dr. David C. Nagel and (05) Robert R. Walker
FOR ☐ ☐ WITHHELD
Each of the directors nominated and Proposal 2 were proposed by Liberate. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
		☐ For all nominees except those whose names I have written above.	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐		MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name, by President or other authorized officer. When signing as a partnership, please sign in partnership name, by an authorized person.

Signature:	Date:	Signature:	Date:

QuickLinks

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF STOCKHOLDERS To be held October 28, 2003
PURPOSE OF MEETING
VOTING MATTERS AND SOLICITATION OF PROXIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE " FOR " THE NOMINEES LISTED IN THIS PROXY STATEMENT.
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITORS
EXECUTIVE OFFICERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPENSATION COMMITTEE REPORT
FINANCE AND AUDIT COMMITTEE REPORT
STOCK PRICE PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION
OTHER MATTERS
LIBERATE TECHNOLOGIES Finance and Audit Committee Charter
LIBERATE TECHNOLOGIES Compensation Committee Charter
LIBERATE TECHNOLOGIES Corporate Governance Committee Charter